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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     January 17, 2005

SUN HYDRAULICS CORPORATION

(Exact name of registrant as specified in its charter)

Florida	0-21835	59-2754337

(State or other jurisdiction	(Commission	(IRS Employer
Of incorporation)	File Number)	Identification No.)

1500 West University Parkway, Sarasota, Florida	34243

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code     941-362-1200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 9.01 Financial Statements and Exhibits.
Ex-99.1: Performance Share Agreement

Item 1.01. Entry into a Material Definitive Agreement.

     On January 17, 2005, the Compensation Committee of the Registrant awarded a deferred cash bonus to Peter Robson, General Manager of Sun Hydraulics Limited, a subsidiary of the Registrant. Such bonus is tied to the value of the Registrant’s common stock and constitutes phantom stock under the rules of the SEC. The Committee granted Mr. Robson 1,619.4331 phantom shares, each of which represents the value of a share of the Registrant’s common stock. The grant will vest in three equal installments of 539.81103 phantom shares, the first on October 15, 2005, the second on October 15, 2006, and the third on October 15, 2007. On each of such dates, so long as Mr. Robson is then employed by the Registrant or one of its subsidiaries, the Registrant will pay to Mr. Robson an amount equal to the closing bid price for a share of the Registrant’s common stock on such date multiplied by the number of phantom shares vesting on such date, converted at the then current exchange rate into the currency in which Mr. Robson is paid (British pounds), less any required tax withholding. The vested phantom shares will be canceled upon such payment. There are no specific performance goals or business criteria that must be met for Mr. Robson to receive such payment. All unvested performance shares will be cancelled upon the termination of Mr. Robson’s employment. A copy of Mr. Robson’s Performance Share Agreement, which governs the grant of the phantom stock, is attached to this Report.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1	Performance Share Agreement for Peter Robson, dated January 17, 2005.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SUN HYDRAULICS CORPORATION

By:	/s/ Richard J. Dobbyn

Richard J. Dobbyn Chief Financial Officer (Principal Financial and Accounting Officer)

Dated:     January 19, 2005